Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

								For the six month
								period ended
	For the year ended December 31,							June 30,
	2008		2007	2006		2005	2004	2009
Including Interest on Deposits

Earnings:
Pre-tax (loss) income from continuing operations	$(32,258)		$(302,762)	$(272,008)		$32,283	$129,303	$(50,836)
Plus:
Fixed Charges (excluding capitalized interest)	349,621		427,141	623,668		670,137	387,675	154,076

Total Earnings	$317,363		$124,379	$351,660		$702,420	$516,978	$103,240

Fixed Charges:
Interest expensed and capitalized	$347,001		$423,986	$619,094		$665,313	$383,613	$152,822
Amortized premiums, discounts, and capitalized expenses related to indebtedness	192		633	1,411		1,869	1,473	90
An estimate of the interest component within rental expense	2,428		2,522	3,163		2,955	2,589	1,164

Total Fixed Charges	$349,621		$427,141	$623,668		$670,137	$387,675	$154,076

Ratio of Earnings to Fixed Charges	(A	)	(A )	(A	)	1.05	1.33	(B )

Excluding Interest on Deposits

Earnings (Loss):
Pre-tax (loss) income from continuing operations	$(32,258)		$(302,762)	$(272,008)		$32,283	$129,303	$(50,836)
Plus:
Fixed Charges (excluding capitalized interest)	192,891		255,909	468,250		563,973	306,992	84,997

Total Earnings (Loss)	$160,633		$(46,853)	$196,242		$596,256	$436,295	$34,161

Fixed Charges:
Interest expensed and capitalized	$190,271		$252,754	$463,676		$559,149	$302,930	$83,743
Amortized premiums, discounts, and capitalized expenses related to indebtedness	192		633	1,411		1,869	1,473	90
An estimate of the interest component within rental expense	2,428		2,522	3,163		2,955	2,589	1,164

Total Fixed Charges	$192,891		$255,909	$468,250		$563,973	$306,992	$84,997

Ratio of Earnings to Fixed Charges	(A	)	(A )	(A	)	1.06	1.42	(B )

(A)	Due to the Company’s pre-tax losses for the years ended December 31, 2008, 2007 and 2006 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of 28.9 million, $243.8 million and $312.5 million to achieve a ratio of 1:1 in 2008, 2007 and 2006, respectively.

(B)	Due to the Company’s pre-tax loss for the six month period ended June 30, 2009 the ratio coverage was less than 1:1. The Company would have to generate additional earnings of $66.0 million to achieve a ratio of 1:1 during the first half of 2009.